UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2020

FireEye, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36067	20-1548921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 McCarthy Blvd.

Milpitas, CA 95035

(Address of principal executive offices) (Zip Code)

(408) 321-6300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FEYE	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Issuance and Sale of 4.5% Series A Convertible Preferred Stock

On November 18, 2020, FireEye, Inc., a Delaware corporation (the “Company”) entered into: (i) a Securities Purchase Agreement with BTO Delta Holdings DE L.P., an investment vehicle of funds affiliated with The Blackstone Group Inc. (“Blackstone”), and (ii) a Securities Purchase Agreement with ClearSky Security Fund I LLC and ClearSky Power & Technology Fund II LLC (collectively, “ClearSky” and together with Blackstone, the “Purchasers”), pursuant to which the Company will issue and sell at closing (the “Private Placement”) for an aggregate purchase price of $400,000,000 consisting of 400,000 shares of a newly designated 4.5% Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), at a price of $1,000 per share (each a “Financing Agreement” and together the “Financing Agreements”). The Company intends to use the net proceeds from the Private Placement to fund acquisitions, buybacks of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and for working capital purposes.

The Financing Agreement contains customary representations, warranties and covenants of the Company and the Purchaser. The Private Placement is expected to close (the “Private Placement Closing”) on or around December 8, 2020, subject to customary closing conditions, including, among others: (i) the continued accuracy of the representations and warranties contained in the Financing Agreements and (ii) the performance in all material respects by each party of its respective covenants and agreements under the Financing Agreements.

After the Private Placement Closing, subject to certain customary exceptions including transfers to permitted transferees, the Purchaser, and its affiliates, will be restricted from transferring the Series A Preferred Stock until the one-year anniversary of the Private Placement Closing.

Designation of Series A Preferred Stock

The Series A Preferred Stock to be issued at the Private Placement Closing will have the powers, designations, preferences, and other rights set forth in the form of Certificate of Designations of the Series A Preferred Stock filed herewith as Exhibit B to the Financing Agreements (the “Certificate of Designations”). The Holders (as defined below) will be entitled to dividends on the original purchase price paid by the Purchaser at the rate of 4.5% per annum that (i) for the first three years after the Private Placement Closing will be paid in-kind, and (ii) after the third anniversary of the Private Placement Closing, will, at the Company’s election either be paid in cash, or, if not, will accrue and accumulate, in each case, accruing daily and paid quarterly in arrears. The Holders (as defined below) are also entitled to participate in dividends declared or paid on the Common Stock on an as-converted basis. The Series A Preferred Stock will rank senior to the Common Stock with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company (a “Liquidation”). Upon a Liquidation, each share of Series A Preferred Stock would be entitled to receive an amount per share equal to the greater of (i) the purchase price paid by the Purchaser, plus all accrued and unpaid dividends and (ii) the amount that the holder of Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) would have been entitled to receive at such time if the Series A Preferred Stock were converted into Common Stock (the “Liquidation Preference”).

Conversion Rights

The Holder will have the right, at its option, to convert its Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at a conversion price equal to $18.00 per share subject to certain customary adjustments in the event of certain adjustments to the Common Stock.

After the third anniversary of the Private Placement Closing, subject to certain conditions, the Company may, at its option, require conversion of all of the outstanding shares of Series A Preferred Stock to Common Stock if, for at least 20 trading days during the 30 consecutive trading days immediately preceding the date the Company notifies the Holders of the election to convert, the closing price of the Common Stock is at least 175% of the conversion price.

Redemption Rights

After the seventh anniversary of the Private Placement Closing, each Holder shall have the right to require the Company to redeem all or any part of the Holder’s Series A Preferred Stock for cash at a price equal to the original purchase price paid by the Purchaser plus any accrued and unpaid dividends. Upon a “Fundamental Change” (involving a change of control, bankruptcy, insolvency, liquidation or de-listing of the Company as further described in the Certificate of Designations), each Holder shall have the right to require the Company to redeem all or any part of the Holder’s Series A Preferred Stock for an amount equal to the Liquidation Preference at a repurchase price calculated in accordance with the Certificate of Designations plus any accrued and unpaid dividends.

Voting & Consent Rights

The Holders generally will be entitled to vote with the holders of the shares of Common Stock on all matters submitted for a vote of holders of shares of Common Stock (voting together with the holders of shares of Common Stock as one class) on an as-converted basis, subject to certain Nasdaq voting limitations, if applicable.

Additionally, the consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock will be required for so long as any shares of the Series A Preferred Stock remain outstanding for (i) amendments to the Company’s organizational documents that have an adverse effect on the holders of Series A Preferred Stock and (ii) issuances by the Company of securities that are senior to, or equal in priority with, the Series A Preferred Stock. In addition, for so long as 25% of the Series A Preferred Stock issued in connection with the Financing Agreements remains outstanding, consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock will be required for (i) any change to the size of the Board of Directors of the Company (the “Board”), (ii) any voluntary dissolution, liquidation, bankruptcy, winding up or deregistration or delisting and (iii) incurrence by the Company of net debt in excess of $350,000,000.

Purchaser Governance Rights

For so long as Blackstone holds 65% of the Series A Preferred Stock issued to it under the Financing Agreement, Blackstone will have the right to nominate for election one member to the Board (the “Series A Director”), provided that the Purchaser’s initial nominee will be appointed to the Board at the Private Placement Closing as a Class I director and will not be entitled to any compensation from the Company for his service.

Under the Financing Agreements, for so long as Blackstone has the right to nominate a director for election to the Board, the Purchasers have agreed to vote all of their shares of Series A Preferred Stock and shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased pursuant to the Private Placement or any other shares of Common Stock owned by the Purchasers (i) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Board or the Compensation Committee of the Board (or any successor committee, however denominated), (ii) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm and (iii) amendments to organizational documents in a manner that does not have an adverse effect on the holders of Series A Preferred Stock to increase the authorized shares of capital stock.

For so long as ClearSky holds 65% of the Series A Preferred Stock issued to it under the Financing Agreement, ClearSky shall be entitled to designate one non-voting observer to the Board.

Purchaser Standstill

Additionally, until the latter of (i) the date Blackstone no longer has the right to designate or nominate a director to the Board or (ii) the first anniversary of the Private Placement Closing, the Purchaser will be subject to certain standstill restrictions pursuant to which the Purchaser will be restricted, among other things and subject to certain customary exceptions, from (i) acquiring more than 5% of the Company’s outstanding Common Stock or securities exchangeable for or convertible into the Common Stock (excluding for these purposes, shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock); (ii) making, participating in or encouraging any proxy solicitation; (iii) seeking representation on the Board (beyond the representation provided for above); (iv) seeking to publicly change or influence the policies or management of the Company (beyond their right to do so based on their representation on the Board); (v) submitting any shareholder proposal to the Company; and (vi) publicly proposing any change of control or other material transaction involving the Company; or supporting or encouraging any person in doing any of the foregoing.

Registration Rights Agreement

Holders of Series A Preferred Stock and Common Stock issuable upon conversion of Series A Preferred Stock issued to Purchaser pursuant to the Financing Agreements will have certain customary registration rights with respect to such shares of Series A Preferred Stock and Common Stock issuable upon conversion of Series A Preferred Stock pursuant to the terms of the Registration Rights Agreement, a form of which is attached as Exhibit C to the Financing Agreements (the “Registration Rights Agreement”).

The foregoing description of the terms of the Series A Preferred Stock, the Financing Agreements, the Certificate of Designation, the Registration Rights Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Financing Agreements and the exhibits thereto, which are attached hereto as Exhibits 10.1 and 10.2, and are incorporated herein by reference.

The Financing Agreements have been filed to provide investors and securityholders with information regarding its terms and conditions. It is not intended to provide any other information about the Purchasers or the Company. The Financing Agreements contain representations, warranties, and covenants of the parties thereto made to and solely for the benefit of each other, and such representations, warranties, and covenants may be subject to materiality and other qualifiers applicable to the contracting parties that differ from those that may be viewed as material to investors. The assertions embodied in those representations, warranties, and covenants are qualified by information in a confidential disclosure letter that the Company delivered in connection with the execution of the Financing Agreements and were made as of the date of the Financing Agreements and as of the Private Placement Closing, except those made as of a specified date. Accordingly, investors and securityholders should not rely on the representations, warranties, and covenants as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Financing Agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Respond Software Merger

On November 18, 2020, the Company, Bravo Merger Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), and Bravo Merger Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), entered into an Agreement and Plan of Reorganization (the “Definitive Agreement”) with Respond Software, Inc., a Delaware corporation (“Respond Software”), and Fortis Advisors LLC as stockholder representative thereunder, pursuant to which Merger Sub I merged with and into Respond Software (the “Merger”). Within forty-five days after the closing of the Merger (the “Closing”), as part of the same overall transaction, the surviving corporation from the Merger will be merged with and into Merger Sub II (which will be renamed Respond Software, LLC pursuant to such merger).

Under the terms of the Definitive Agreement, the Company agreed to (i) pay the former security holders of Respond Software merger consideration (the “Merger Consideration”) with an aggregate value equal to (A) approximately $186.1 million, consisting of approximately $116.9 million in net cash less approximately $0.8 million in applicable exercise prices of vested Respond Software stock options, and an aggregate of approximately 4.9 million shares of Common Stock, valued at the volume weighted average closing price of the Common Stock for the 30 trading days ending on and including the last trading day prior to the date of the Definitive Agreement, and (ii) assume unvested Respond Software stock options exercisable for an aggregate of approximately 0.8 million shares of Common Stock. The Company funded the cash portion of the Merger Consideration with the Company’s cash and cash equivalents.

Under the terms of the Definitive Agreement, at the Closing and as a result thereof:

•

each share of capital stock of Respond Software was cancelled and converted into the right to receive its pro rata portion of the cash and stock portions of the Merger Consideration, with the mixture of consideration consisting of approximately 58.5% cash and 41.5% stock in respect of each share of Respond Software capital stock;

•

each vested Respond Software stock option was cancelled and converted into the right to receive cash in an amount equal to the pro rata portion of the Merger Consideration net of the applicable exercise prices and tax withholdings; and

•

each unvested Respond Software stock option was assumed by the Company, other than each unvested Respond Software stock option held by a non-continuing employee, which was cancelled for no consideration.

The Definitive Agreement contains customary representations, warranties and covenants of Respond Software. The Definitive Agreement also contains customary indemnification provisions whereby the former stockholders of Respond Software and the former holders of vested Respond Software stock options (collectively, the “Indemnifying Parties”) have agreed to indemnify, subject to certain caps and thresholds, the Company and affiliated parties for any liabilities and losses arising out of any inaccuracy in, or breaches of, the representations, warranties and covenants of Respond Software in the Definitive Agreement, pre-closing taxes of Respond Software, appraisal claims of former Respond Software stockholders (if any) and certain other matters. Fifteen percent of the value of the Merger Consideration otherwise payable to the Indemnifying Parties pursuant to the Definitive Agreement, funded solely from the cash portion of the Merger Consideration, was placed in a third party escrow fund for eighteen months as security for the indemnification obligations of the Indemnifying Parties under the Definitive Agreement; provided, however, on the terms and subject to the conditions set forth in the Definitive Agreement, a portion of the escrow fund will be released to the Indemnifying Parties after the first anniversary of the Closing.

A copy of the Definitive Agreement is filed herewith as Exhibit 2.1. The foregoing description of the Definitive Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Definitive Agreement, which is incorporated herein by reference. The Definitive Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Respond Software. In particular, the representations and warranties contained in the Definitive Agreement were made only for the purposes of the Definitive Agreement as of specific dates and were qualified by disclosures between the parties and a contractual standard of materiality that is different from those generally applicable to stockholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Definitive Agreement and should not be relied upon as a disclosure of factual information relating to the Company or Respond Software.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information related to the issuance and sale of 4.5% Series A Convertible Preferred Stock contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Issuance and Sale of 4.5% Series A Convertible Preferred Stock

On November 18, 2020, the Company entered into the Financing Agreements, pursuant to which it agreed to sell 400,000 shares of Series A Preferred Stock for $400,000,000 in the aggregate to the Purchasers in a private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company will offer and sell the shares of Series A Preferred Stock to the Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company will rely on this exemption from registration based in part on representations made by Purchasers in the applicable Financing Agreements.

The Series A Preferred Stock to be issued at the Private Placement Closing will have the powers, designations, preferences, and other rights set forth in the form of Certificate of Designations. The Holders will be entitled to dividends on the original purchase price paid by the Purchaser at the rate of 4.5% per annum that (i) for the first three years after the Private Placement Closing will be paid in-kind, and (ii) after the third anniversary of the Private Placement Closing, will, at the Company’s election either be paid in cash, or if not, will accrue and accumulate, in each case, accruing daily and paid quarterly in arrears. The Holders are also entitled to participate in dividends declared or paid on the Common Stock on an as-converted basis. The Series A Preferred Stock will rank senior to the Common Stock with respect to dividend rights and rights upon a Liquidation of the Company. Upon a Liquidation, each share of Series A Preferred Stock would be entitled to receive an amount per share equal to the greater of (i) the purchase price paid by the Purchaser, plus all accrued and unpaid dividends and (ii) the amount of the Liquidation Preference.

Issuance of Common Stock in Connection with Respond Software Merger

At the Closing as a result of the Merger, the Company issued to certain former security holders of Respond Software a total of approximately 4.9 million shares of the Common Stock. These shares of the Common Stock were issued pursuant to exemptions from registration provided by Section 4(a)(2) and/or Regulation D of the Securities Act of 1933. At the Closing, the Company also assumed unvested stock options to purchase approximately 0.8 million shares of the Common Stock, with a weighted average exercise price of approximately $1.39.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors

Election of New Director

As described in Item 1.01 of this Current Report on Form 8-K, under the terms of the Financing Agreement, Blackstone will have the right to designate one member of the Board at the Private Placement Closing. Viral Patel has been designated by Blackstone as the Series A Director and, accordingly, the Board intends to appoint Mr. Patel to serve as a member of the Board effective as of the Private Placement Closing.

Departure of Director

On November 18, 2020, Stephen Pusey notified the Company of his decision to step down from the Board, effective as of the Private Placement Closing. Mr. Pusey’s decision to step down was due to increased time commitments related to other endeavors and did not involve any disagreement with the Company. Mr. Pusey had served as a director since June 2015. The Company extends its deepest appreciation to Mr. Pusey for his many years of valued service to the Board.

Item 7.01	Regulation FD Disclosures.

The Company issued a press release, dated November 19, 2020, relating to the Private Placement. A copy of the press release is furnished herewith as Exhibit 99.1 and is hereby incorporated by reference into this Item 7.01.

The Company issued a press release, dated November 19, 2020, regarding the Merger. A copy of the press release is furnished herewith as Exhibit 99.2 and is hereby incorporated by reference into this Item 7.01.

In addition, a conference call to discuss the Private Placement and the Merger will be hosted by the Company on November 19, 2020, at 2:00 p.m. Pacific time (5:00 p.m. Eastern time). Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 312-5521 or (678) 894-3048, or via on-demand webcast at investors.fireeye.com. The slides to be used in connection with the conference call are furnished herewith as Exhibit 99.3 and are incorporated herein by reference.

The information contained in this Item 7.01 and in Exhibits 99.1, 99.2 and 99.3 attached hereto are being furnished to the Securities and Exchange Commission pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall any such information or exhibits be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated as of November 18, 2020, by and among FireEye, Inc., Bravo Merger Acquisition Corporation, Bravo Merger Acquisition LLC, Respond Software, Inc. and Fortis Advisors LLC*

10.1	Securities Purchase Agreement, dated as of November 18, 2020, by and between FireEye, Inc. and BTO Delta Holdings DE L.P.**

10.2	Securities Purchase Agreement, dated as of November 18, 2020, by and among FireEye, Inc., ClearSky Security Fund I LLC and ClearSky Power & Technology Fund II LLC**

99.1	Press release dated November 19, 2020

99.2	Press release dated November 19, 2020

99.3	Investor presentation dated November 19, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	The schedules and other attachments to this exhibit have been omitted. The Company agrees to furnish a copy of any omitted schedules or attachments to the SEC upon request.
**	Certain schedules and exhibits have been omitted. The Company agrees to furnish a copy of any omitted schedules or attachments to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIREEYE, INC.

Date: November 19, 2020	By:	/s/ Alexa King
Alexa King Executive Vice President, General Counsel and Secretary